Exhibit 10.2

NAVARRE CORPORATION 2004 STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

You have been granted an Award of time vested Restricted Stock Units, subject to the terms and conditions of the 2004 Stock Plan, as amended, and the Restricted Stock Unit Agreement set forth below, as follows:

Name of Participant:	J. Reid Porter
Grant Date:	August 23, 2011
Number of Award Shares:	75,000 shares of Common Stock

Vesting Schedule:	Issue Dates*	Number of Award Shares

	April 6, 2012	75,000

*	Subject to accelerated vesting as provided in Section 3.2 and 3.4 below.

Restricted Stock Unit Agreement

1.	GRANT OF STOCK UNIT AWARD.

Navarre Corporation, a Minnesota corporation (together with all successors thereto, the “Company”), hereby grants to the Participant named above, who is an employee of the Company or a Related Company, an award of Restricted Stock Units (the “Stock Units”) subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (the “Agreement”) and in the Navarre Corporation 2004 Stock Plan, as amended from time to time (the “Plan”). The Stock Units represent the contingent right to receive, on a one for one basis, the number of shares (the “Award Shares”) indicated above of the Company’s common stock, no par value (the “Common Stock”) on the dates (the “Issue Date(s)”) specified in the vesting schedule above (the “Vesting Schedule”). Continued employment with the Company or a Related Company is the only required consideration for this grant. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

2.	ACCEPTANCE.

Your execution of this Agreement will indicate your acceptance of and your willingness to be bound by its terms. No Award Shares will be issued unless you have executed and returned this Agreement to the Company.

3.	VESTING OF STOCK UNITS.

3.1 Vesting Schedule. Vesting is subject to your continued employment or service with the Company or a Related Company. Your right to receive the Award Shares will vest, and no longer be contingent, on the Issue Dates indicated in the Vesting Schedule, subject to accelerated vesting of all or a portion of the Award Shares as indicated in Sections 3.2, 3.3 and 3.4 below. Vested Award Shares will be issued and registered in your name as soon as practicable after the applicable Issue Date. Stock Units for Award Shares that do not vest shall be immediately cancelled.

3.2 Accelerated Vesting. (i) In the event a new Chief Executive Officer of the Company is appointed prior to April 6, 2012, vesting of 37,500 Award Shares shall be accelerated to the date of appointment of the new Chief Executive Officer. (ii) Upon the date of termination of employment due to a Severance Event, as defined in the Amended and Restated Executive Severance Agreement between the Company and you dated March 20, 2008, as amended from time to time (the “Executive Agreement”), the Vesting Schedule shall no longer apply and the Company shall issue all Award Shares not previously issued to you.

3.3 Termination of Employment or Service. In the event that your employment or service with the Company or a Related Company terminates for any reason, other than a Severance Event, prior to an Issue Date indicated in the Vesting Schedule, this award of Stock Units shall expire and be deemed forfeited with respect to all Award Shares not vested at the time of such termination. (For clarification, a termination of employment or service also occurs if the entity that employs you no longer qualifies as a Related Company of Navarre Corporation.) None of the unvested Award Shares shall be due or issued to you.

3.4 Change of Control Transaction. For purposes of this Section 3.4, the term “Change of Control Transaction” shall have the meaning set forth in Section 2 of the Plan. Upon the occurrence of a Change of Control Transaction, the Vesting Schedule shall no longer apply and the Company shall issue all Award Shares not previously issued to you. The Committee in its discretion may make further adjustments or modifications to the Award Shares pursuant to Section 15.4 of the Plan.

4.	ISSUANCE OF SHARES.

4.1 Issuance of Shares. Certificates evidencing ownership of vested Award Shares will be issued as indicated above. If permitted by law and the rules of the applicable stock exchange, the issuance of shares may be effected on a noncertificated basis. The Company, however, shall not be required to issue or deliver a certificate for any shares until it has complied with all requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange on which the Company’s Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on said exchange. The Company may cause each certificate evidencing the Award Shares to be endorsed with one or more legends setting forth the restrictions on transfer of such Common Stock as required by such securities laws and regulations. Until the issuance of the Award Shares pursuant to this Agreement and the Plan, you shall have none of the rights of a shareholder with respect to the Award Shares.

4.2 Withholding Taxes. You acknowledge that the value of the Award Shares as of an Issue Date will constitute compensation for which you will have an ordinary income tax obligation, and you should consult a tax adviser concerning the same. The Company makes no representations with respect to tax consequences. Prior to the delivery of the Award Shares, the Company is entitled to: (i) withhold and deduct from your future wages (or from other amounts which the Company may owe you), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to such compensation; or (ii) require you to remit the amount of such withholding to the Company in cash. The Company, in its sole discretion, may permit you to satisfy such withholding obligations by reducing the number of Award Shares that would otherwise be issued under this Agreement by the number of Award Shares having a Fair Market Value on the Issue Date sufficient to meet, and not to exceed, the minimum mandatory tax withholding obligation.

5.	TRANSFERABILITY OF STOCK UNITS.

You may not sell, assign, pledge (as loan collateral or otherwise), encumber (by operation of law or otherwise), or transfer this Agreement or the Stock Units in any manner, including, without limitation, by will or the applicable laws of descent or distribution. Any attempt to transfer or encumber this Agreement, the Stock Units or unvested Award Shares shall be null and void and shall void this Agreement.

6.	THIS AGREEMENT SUBJECT TO PLAN.

This Agreement and the Stock Units granted hereunder, and the Award Shares issued pursuant to the Stock Units, have been granted, or will be issued, as the case may be, under and are subject to the terms of the Plan. The terms of the Plan are incorporated by reference herein in their entirety, and, by execution hereof, you acknowledge having reviewed a copy of the Plan. The provisions of this Agreement shall be interpreted so as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan. In the event that any provision hereof is inconsistent with the terms of the Plan, the terms of the Plan shall prevail. You acknowledge and agree that in the event of any question or controversy relating to the terms of the Plan or this Agreement the decision of the Committee administering the Plan shall be conclusive and final. A copy of the Plan has been filed with the Securities and Exchange Commission as an Exhibit to S-8 Registration Statement dated February 20, 2006, and is available from the Company, attention Human Resources.

7.	NO GUARANTEE OF CONTINUED EMPLOYMENT.

You acknowledge and agree that the vesting of Award Shares pursuant to the Vesting Schedule is contingent upon continuing your employment at the will of the Company or a Related Company. You further acknowledge and agree that this award of Stock Units and this Agreement do not constitute an express or implied promise of continued employment for any period and shall not interfere with your right or the Company’s (or a Related Company’s) right to terminate your employment or service at any time with or without cause.

8.	MISCELLANEOUS.

8.1 Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

8.2 Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to its choice of laws provisions. The parties agree that any action relating to this Agreement may be brought in the state or federal courts located in Hennepin County, Minnesota and the parties hereby consent to the jurisdiction of such courts.

8.3 Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to this grant of Stock Units and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to this grant of Stock Units and the administration of the Plan.

8.4 Amendment and Waiver. This Agreement may be amended, waived, modified or canceled by the Committee at any time, provided that all such amendments, waivers, modifications or cancellations shall comply with and not be prohibited by the provisions of the Plan, and any amendment, waiver, modification or cancellation that the Committee determines in good faith has a material adverse affect on your rights under this Agreement shall be with your consent in a written instrument executed by you and the Company.

Agreed and accepted as of the Grant Date:

NAVARRE CORPORATION		PARTICIPANT

By
Margot McManus
Its	Vice President of Human Resources	J. Reid Porter

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